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EXHIBIT NO. 1

Agreement and Plan of Merger by and among
Wine Systems Design, Inc., WSD Acquisition, Inc.
and Janel World Transport, Ltd.

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER dated as of June 18, 2002 (the "Agreement"), by and among WINE SYSTEMS DESIGN,  INC. ("WSD" or "the Public Company"), a Nevada corporation, WSD ACQUISITION, INC. ("WSD Acquisition"), a Nevada corporation which is a wholly-owned subsidiary of WSD, both of whom have their principal place of business at 15 East School Lane, East Greenwich, RI 02818, and JANEL WORLD TRANSPORT, LTD., a Nevada Corporation ("JWT"), having its principal place of business at 150-14 132nd Avenue, Jamaica, NY 11434.

W I T N E S S E T H:

        WHEREAS, after giving effect to a 19.23076923077 shares for 1 share stock split ("the WSD Stock Split") of all of the authorized shares of WSD common stock, the capitalization of WSD will, just prior to the closing of the transaction described herein, consist of 225,000,000 authorized shares of WSD Common Stock, $.001 par value per share (the "WSD Common Stock"), of which not more than 202,076,923 shares will be issued and outstanding (the "WSD Shares"); and

        WHEREAS, WSD Acquisition is authorized to issue 1,000 shares of common stock, $.01 par value per share, of which 100 shares are issued and outstanding and are owned solely by WSD; and

        WHEREAS, JWT is a newly formed Nevada corporation into which C and N Corp., a Delaware corporation having the same shareholders, officers and directors as JWT, is merging for the sole purpose of changing its corporate domicile so that it becomes a corporation organized under the laws of the State of Nevada with the name "Janel World Transport, Ltd"; and

        WHEREAS, JWT is authorized to issue 100,000,000 shares of common stock, $.001 par value per share (the "JWT Common Stock"), of which 11,000,000 shares are issued and outstanding (the "JWT Shares"), and 10,000,000 shares of preferred stock, $.001 par value per share, of which no shares are outstanding; and

        WHEREAS, the parties desire to accomplish a reverse merger between and among WSD, WSD Acquisition and JWT under circumstances whereby JWT will be acquired by WSD Acquisition in a stock-for-stock exchange, and WSD will become the surviving entity at the time of the merger with JWT (the "Merger Transaction") and WSD will change its name to Janel World Trade, Ltd; and

        WHEREAS, immediately prior to the closing of the Merger Transaction contemplated by this Agreement, WSD will not have any tangible assets and will have no liabilities and

        NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE 1

MERGER TRANSACTION

        Section 1.1:

          (a)    The Merger.    Prior to the closing of the Merger Transaction, WSD will issue and deliver 11,000,000 post-split shares of WSD Common Stock to WSD Acquisition for distribution to the shareholders of JWT in exchange for all 11,000,000 JWT Shares, on the basis of one share of WSD Common Stock for each JWT Share. Subject to the terms and conditions of this Agreement, WSD Acquisition will merge with and into JWT and JWT will then merge with and into WSD ("the Merger"). WSD shall be the corporation surviving the Merger ("the Surviving Corporation").

          (b)    Closing.    The closing of the Merger Transaction contemplated by this Agreement ("the Closing") shall take place at the offices of counsel for JWT, Schcichet & Davis, P.C. in New York, NY, commencing at 10:00 a.m. on the business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Merger Transaction contemplated hereby.

          (c)    Actions at the Closing.    The following actions will be taken at the Closing in the sequence set forth below:

            (1)  WSD will take all steps required by applicable law to effect the WSD Stock Split with the result that there will be 225,000,000 authorized shares of WSD Common Stock of which 202,076,923 WSD Shares will be issued and outstanding;

            (2)  WSD will issue and deliver 11,000,000 shares of WSD Common Stock to WSD Acquisition for the sole purpose of distributing those shares in exchange for 11,000,000 JWT Shares as provided for in this Agreement;

            (3)  WSD shareholders will return to WSD a total of 198,076,923 shares of WSD Common Stock which WSD will then cancel, with the result that there will be a total of not more than 15,000,000 shares of WSD Common Stock issued and outstanding;

            (4)  JWT shareholders will deliver all 11,000,000 JWT Shares to WSD Acquisition in exchange for WSD Acquisition delivering to the JWT shareholders the 11,000,000 shares of WSD Common Stock which it received from WSD;

            (5)  WSD Acquisition and JWT will merge with and into WSD as the Surviving Corporation;

            (6)  WSD, WSD Acquisition and JWT will file a Certificate of Merger with the Secretary of State of Nevada.

          (d)    Effect of Merger

            (1)    Effective Date.    The Merger shall become effective at the time WSD files the Articles of Merger and the Certificate of Merger with the respective Secretaries of State of Nevada and Delaware, evidencing its merger with WSD Acquisitions and JWT, ("the Effective Time") pursuant to applicable law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either WSD, WSD Acquisition or JWT in order to carry out and effectuate the transactions contemplated by this Agreement.

            (2)    Directors and Officers.    The directors and officers of JWT before the Merger shall become the directors and officers of the Surviving Corporation at and as of the Effective Time.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF WSD AND WSD ACQUISITION

        WSD and WSD Acquisition represent and warrant to JWT as follows:

        Section 2.1    Organization and Qualification.    WSD and WSD Acquisition are corporations duly incorporated, duly organized, validly existing and in good standing under the laws of the State of Nevada. They each have the corporate power and authority to own or lease and operate all of their properties and assets and to carry on their business as such business is now being conducted. They are duly licensed or qualified to do business and are in good standing in the State of Nevada and in all jurisdictions in which the nature of the business of WSD and WSD Acquisition or the character or location of the properties and assets owned or leased by either of them makes such licensing or qualifications necessary. WSD and of WSD Acquisition have provided to JWT copies of their respective certificates of incorporation, by-laws and all minutes of board of directors and shareholders meetings and resolutions, certified by its secretary to be complete and correct.

        Section 2.2    Capitalization of WSD.    The authorized capital stock of WSD prior to closing will consist of 225,000,000 shares of WSD Common Stock, of which 202,076,923 shares will be issued and outstanding. As provided in WSD's Articles of Incorporation, the WSD Common Stock carries with it the right to one vote per share. All outstanding shares of WSD Common Stock are validly issued, fully paid for and non-assessable with no personal liability attaching to the ownership thereof, free of pre-emptive rights and free and clear of all liens, claims and encumbrances. Except as may be set forth in the materials which WSD has publicly filed with the Securities and Exchange Commission ("SEC") prior to the date of this Agreement, there are no shares of WSD Common Stock, nor will there be any other shares of WSD Common Stock, issued or outstanding except as referred to above, and there are no calls, subscriptions, warrants, rights, agreements or commitments of any character obligating WSD, contingently or otherwise, to issue shares of its WSD Common Stock or to register shares of its Common Stock under the Securities Act of 1933, as amended (the "1933 Act"), or any other applicable federal or state securities laws.

        Section 2.3    WSD Authority.    WSD has the full power and authority to enter into this Agreement and to carry out its obligations hereunder. Other than approval by a majority of its shareholders and by its board of directors, no proceedings on the part of WSD are necessary to authorize this Agreement or the Merger Transaction contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of WSD enforceable in accordance with its terms.

        Section 2.4    Capitalization of WSD Acquisition.    The authorized capital stock of WSD Acquisition consists of 10 shares of common stock, $.01 par value per share, of which 100 shares are issued and outstanding. As provided in WSD Acquisition Articles of Incorporation, its common stock carries with it the right to vote one vote per share. All outstanding shares of WSD Acquisition common stock are validly issued, fully paid for and non-assessable with no personal liability attaching to the ownership thereof and free of pre-emptive rights. Except as may be set forth in the materials which WSD has publicly filed with the SEC prior to the date of this Agreement, there are no shares of WSD Acquisition common stock issued or outstanding except as referred to above, and there are no calls, subscriptions, warrants, rights, agreements or commitments of any character obligating WSD Acquisition, contingently or otherwise, to issue shares of its common stock or to register shares of its common stock under the 1933 Act, or any other applicable federal or state securities laws.

        Section 2.5    WSD Acquisition Authority.    WSD Acquisition has the full power and authority to enter into this Agreement and to carry out its obligations hereunder. Other than approval by its shareholders and by its board of directors, no proceedings on the part of WSD Acquisition are necessary to authorize this Agreement or the Merger Transaction contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of WSD Acquisition enforceable in accordance with its terms.

        Section 2.6    No Violations.    The execution and delivery of this Agreement by WSD and by WSD Acquisition will not violate any provisions of their respective certificates of incorporation or by-laws, or conflict with any law, rule, statute or regulation to which they are subject or violate or result in a default under any agreement to which they are a party or by which they are bound.

        Section 2.7    Investments.    WSD has not made any investments and does not own capital stock in any corporation except for WSD Acquisition.

        Section 2.8    Consents and Approvals.    Other than as set forth in Sections 1.1(c), 2.3 and 2.5 above, no permit, consent, approval or authorization of, or declaration, filing or registration with any public body or authority or other person, firm or entity is necessary in connection with the execution and delivery by WSD and WSD Acquisition of this Agreement or the consummation by each of them of the transactions contemplated hereby.

        Section 2.9    Compliance with Law.    WSD and WSD Acquisition hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses, and have complied and are in compliance with all applicable statutes, laws, ordinances, rules and regulations of all federal, state, local and foreign governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over them or over any part of their operations. In connection with the sale of its securities, and in connection with the special meeting of its shareholders required to obtain approval of the Merger Transaction, WSD has complied and will comply with all applicable provisions of the 1933 Act, the Securities Exchange Act of 1934 Act, as amended (the "1934 Act"), all rules and regulations of the SEC and the laws, rules and regulations of each state in which WSD securities were offered for sale.

        Section 2.10    Financial Statements.    WSD has provided to JWT copies of the financial statements of WSD for the fiscal year ended June 30, 2001 and for the fiscal quarter ended March 31, 2002, including balance sheet, statement of operation, statement of changes in shareholders' equity and the footnotes thereto. The aforesaid financial statements represent (a) the financial position, results of operations and changes in financial position of WSD, as of the respective dates and for the respective periods indicated, and (b) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied. WSD Acquisition is a newly formed Nevada corporation which is funded entirely by WSD and has no other assets.

        Section 2.11    Existing Condition.    Since March 31, 2002, and except as disclosed in the materials which WSD has publicly filed with the SEC prior to the date of this Agreement, neither WSD nor WSD Acquisition have:

          (a)  incurred any liabilities out of the ordinary course of business;

          (b)  sold, encumbered, assigned or transferred any of their assets;

          (c)  made or suffered any amendment or termination of any material agreement, contract, commitment, lease under which WSD or WSD Acquisition is lessee, or canceled, modified or waived any significant debts or claims held by it or waived any rights of significant value, whether or not in the ordinary course of business;

          (d)  suffered any damage, destruction or loss, whether or not covered by insurance;

          (e)  suffered any material adverse change in their business, operations, assets, properties, prospects or condition (financial or otherwise);

          (f)    made commitments or agreements for capital expenditures;

          (g)  hired any employees or increased the salaries or other compensation of, or made any advance or loan to, any of their employees or consultants or made any increase in, or any addition to, other benefits to which any of their employees may be entitled;

          (h)  changed any of the accounting principles followed by them or the methods of applying such principles; or

          (i)    entered into any transaction other than in the ordinary course of business consistent with past practice or a transaction that would serve to reduce outstanding liabilities.

        Section 2.12    Title to Properties: Leasehold Interests.    WSD and WSD Acquisition have good and valid tide to all properties and assets, real and personal, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for liens for taxes not yet due and payable.

        Section 2.13    Condition of Tangible Assets.    All material items of tangible personal property are in good condition and repair, subject to normal wear and tear, and are usable in the regular and ordinary course of business of WSD and WSD Acquisition.

        Section 2.14    Books of Account.    The books, records and accounts of WSD and WSD Acquisition maintained with respect to their business accurately and fairly reflect, in reasonable detail, all their transactions and all their assets and liabilities. Neither WSD nor WSD Acquisition has engaged in any transaction, maintained any bank account or used any of their funds except for transactions, bank accounts and funds which have been and are reflected in their normally maintained books and records.

        Section 2.15    Litigation.    No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best of their knowledge, is threatened against WSD or WSD Acquisition other than as disclosed in the materials which WSD has publicly filed with the SEC prior to the date of this Agreement. Neither WSD nor WSD Acquisition is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may materially and adversely affect the business or assets of WSD or WSD Acquisition

        Section 2.16    Contracts and Commitments.    Except as disclosed in the materials which WSD has publicly filed with the SEC prior to the date of this Agreement, neither WSD nor WSD Acquisition is a party to any written or oral:

          (a)  agreement, contract or commitment with any present or former employee or consultant or for the employment of any person, other than contracts terminable at will without future liability;

          (b)  agreement, contract or commitment for the future purchase of, or payment for, equipment, supplies or products, or for the performance of services by a third party except for any agreement, contract or commitment arising in the ordinary course of business;

          (c)  agreement, contract or commitment to finance any acquisition of or purchase any asset or to perform any service;

          (d)  note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or is a party to any contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person; or

          (e)  warrant or option agreement where the holder has the right to purchase shares of WSD or WSD Acquisition.

        Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings referenced in the materials which WSD has publicly filed with the SEC prior to the date of this Agreement is valid and enforceable in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. WSD and WSD Acquisition are not in default of the performance, observance or fulfillment of any material obligations, covenants or conditions contained therein; and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Furthermore, except as may be disclosed in the materials which WSD has publicly filed with the SEC prior to the date of this Agreement, no such agreement, contract, commitment, lease, plan or other instrument, document or undertaking, in the reasonable opinion of WSD, contains any contractual requirement with which there is a likelihood that WSD or WSD Acquisition would be unable to comply.

        Section 2.17    No Broker or Finder.    Neither WSD nor WSD Acquisition has dealt with or retained any finder or broker whose fees or expenses have been paid by WSD or WSD Acquisition or for whose fees or expenses they would be responsible in connection with this Agreement or the transactions contemplated hereby.

        Section 2.18    Employee Benefit Plans and Arrangements.    Neither WSD nor WSD Acquisition has sponsored, maintained or supported, or otherwise been a party to, is in default under, or had any liability or accrued obligations under, any plan, program, fund or arrangement, either qualified or non-qualified for federal income tax purposes, relating to the employees of WSD or any of its subsidiaries, whether for the benefit of a single individual or for more than one individual, and whether or not funded, including, without limitation, any incentive or other benefit arrangement for employees, their dependents and/or their beneficiaries and any "employee pension benefit plan" or "employee welfare benefit plan", as such terms fire defined in Section 3 of the Employee Retirement income Security Act of 1974, as amended ("ERISA"). Neither WSD nor WSD Acquisition has, at any time, maintained or contributed or been required to maintain or contribute to any "MultiEmployer Plan" as such term is defined in Section 3(37) of ERISA.

        Section 2.19    Completeness of Disclosure.    No representation or warranty in this Agreement or in the annexed Disclosure Document nor in any other certificate, exhibit, statement, document or instrument furnished or to be furnished to JWT by WSD or WSD Acquisition pursuant to this Agreement, or in connection with the negotiation, execution or performance of this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated or necessary to make any statement made, not misleading.

        Section 2.20    Tax Matters.    WSD and WSD Acquisition have filed or will file on a timely basis (including all extensions) all tax returns which were required to have been filed, or are hereafter required to be filed up to the Closing Date by them (including, without limitation, all federal, state, county, local and foreign tax returns) and such returns are complete and accurate in all material respects, and WSD and WSD Acquisition have paid or provided for all taxes, interest or penalties which have been incurred or are due and payable pursuant to such returns or pursuant to any assessments received by either of them in connection with such returns. No foreign, federal, state, local or other taxing authority has provided either WSD or WSD Acquisition with any notice of any questions relating to or claims asserted for taxes against WSD or WSD Acquisition for which either may be liable. All taxes which WSD and WSD Acquisition are required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF JWT

        JWT represents and warrants to WSD and to WSD Acquisition as follows:

        Section 3.1    Organization and Qualification of JWT.    JWT is a corporation duly incorporated, duly organized, validly existing and in good standing under the laws of the State of Nevada. Prior to closing, C and N Corp. will merge into JWT, which will be the surviving corporation and will assume all assets, liabilities, business and property of C and N. JWT has the corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as such business is now being conducted and is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the nature of its business or the character or location of the properties and assets owned or leased by it makes such licensing or qualifications necessary and where the failure to qualify would not have a material adverse effect on operations, properties, assets, liabilities, earnings or business.

        Section 3.2    Capitalization and Ownership of JWT.    The authorized capital stock of JWT prior to closing will consist of 100,000,000 shares of common stock, 5.001 par value per share, of which 11,000,000 shares will be issued and outstanding. All issued and outstanding shares of JWT Common Stock are validly issued and outstanding, fully paid and non-assessable with no personal liability attaching to the ownership thereof; free of preemptive rights and are owned free and clear of all liens, claims and encumbrances. No securities will be issued or outstanding except for the aforementioned 11,000,000 shares of JWT Common Stock and, at Closing, there will be no options, calls, subscriptions, warrants, rights, agreements or commitments of any character obliging JWT on a contingent basis or otherwise, to issue shares of its Common Stock.

        Section 3.3    Authority.    JWT has the full power and authority to enter into this Agreement and to carry out its obligations hereunder. Other than approval by its shareholders and by its board of directors, no proceedings on the part of JWT are necessary to authorize this Agreement or the Merger Transaction contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of JWT enforceable in accordance with its terms.

        Section 3.4    Consents and Approvals.    Other than as set forth in Sections 1.1(c) and 3.3 above, no permit, consent, approval or authorization of, or declaration, filing or registration with, any public body or authority or other person, firm or entity is necessary in connection with the execution and delivery by JWT of this Agreement or the consummation by JWT of the transactions contemplated hereby.

        Section 3.5    Financial Statements.    WSD and WSD Acquisition have received copies of the unaudited financial statements of JWT for the fiscal years ending September 30, 2001, 2000, 1999 and 1998 reviewed by Paritz & Company, P.A., certified public accountants for JWT. These financial statements have been not prepared in accordance with GAAP. JWT is having its financial statements audited by Paritz & Company, P.A. and will distribute copies of its audited financial statements to shareholders when the audits have ben completed.

        Section 3.6    Completeness of Disclosure.    No representation or warranty in this Agreement nor any certificate, exhibit, statements, document or instrument furnished or to be furnished to WSD and WSD Acquisition by JWT in connection with the negotiation, execution or performance of this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated or necessary to make any statement made, not misleading.

ARTICLE IV

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

        Section 4.1    Survival of Representations and Warranties.    The representations and warranties made by the parties to this Agreement or in any certificate, exhibit, document or instrument furnished hereunder shall survive for one year from the Closing of the transactions contemplated hereby, except for matters not disclosed or discoverable at the time of Closing, in which case, and as regards to such matters, the representations and warranties shall survive for one year from the time such matters are disclosed or are discoverable.

ARTICLE V

AGREEMENTS PENDING CLOSING

        Section 5.1    Agreement Pending the Closing.    WSD and WSD Acquisition covenant and agree that, pending the Closing and except as otherwise agreed to in writing by JWT, they will:

          (a)    Business in the Ordinary Course.    Conduct their business solely in the ordinary course.

          (b)    Maintenance of Physical Assets.    Continue to maintain and service the physical assets used in the conduct of their business in the same manner as has been their consistent past practice.

          (c)    Employees and Business Relations.    Continue to maintain their business relations and relations with their employees in the same manner as has been their consistent past practice.

          (d)    Compliance with Law, etc.    Comply with all laws, ordinances, rules, regulations and orders applicable to their operations, assets or properties in respect thereof, the noncompliance with which might materially affect their business or assets.

          (e)    Cooperation.    Cooperate with the other parties to this Agreement and use their best efforts to cause all of the conditions to the obligations on their part to be performed under this Agreement to be satisfied before or immediately after the Closing Date.

          (f)    Sales of Assets: Negotiations.    Without the prior written consent of JWT, neither WSD nor WSD Acquisition will initiate or participate in any discussions or negotiations with any other person, or enter into any agreement with respect to any acquisition, merger, sale or encumbrance or other disposition of all or any part of its assets, other that as specifically provided for in this Agreement.

          (g)    Press Releases.    No party to this Agreement shall give notice to third parties or otherwise make any public statement or release concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing by JWT as to form and content.

ARTICLE VI

CONDITIONS PRECEDENT TO THE CLOSING
AND ADDITIONAL COVENANTS OF WSD AND WSD ACQUISITION

        Section 6.1    Conditions Precedent to the Obligations of JWT.    All obligations of JWT under this Agreement are subject to the fulfillment or satisfaction, and WSD and WSD Acquisition covenant and agree to fulfill or satisfy, prior to or at the Closing, each of the following conditions precedent:

          (a)    Representations and Warranties True as of the Closing Date.    The representations, warranties and undertakings of WSD and WSD Acquisition contained in this Agreement and in the materials which WSD has publicly filed with the SEC prior to the date of this Agreement shall be true on the date of this Agreement without regard to any updates furnished by WSD and WSD Acquisition, shall be true after the date of this Agreement and shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

          (b)    Compliance with this Agreement.    WSD and WSD Acquisition shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing, including, but no limited to:

            (1)  WSD shall have authorized and effected each of the actions which WSD. and WSD Acquisition are required to take pursuant to the provisions of Section l.1(c) of this Agreement.

            (2)  WSD shall have acquired the approval of the Merger Transaction and related transactions from the majority of the holders of WSD Common Stock in compliance with the applicable requirements of state law and the 1934 Act.

          (c)    No Threatened or Pending Litigation.    On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or government or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened including, but not limited to, a claim for appraisal rights pursuant to the laws regulating corporations in Nevada.

          (d)    Consents and Approvals.    All of the consents required to carry out the transactions contemplated hereunder have been obtained by the closing date, or will be obtained by the closing date including, but not limited to, resolutions of the board of directors and stockholders of WSD and WSD Acquisition approving the entry into this Agreement and the carrying out of transactions contemplated herein.

          (e)    Material Adverse Changes.    There will have been no material adverse change in the business, operations, assets or properties of WSD and WSD Acquisition.

          (f)    Approval of Counsel; Corporate Matters.    All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement and all other related legal matters shall have been approved on the Closing Date by counsel for JWT in the exercise of reasonable judgment.

          (g)    Certificates.    WSD shall have delivered to WSD Acquisition 11,000,000 shares of WSD Common Stock constituting the assets of WSD Acquisition immediately prior to the Merger. WSD shall also have delivered to JWT such other documents, instruments, certifications and further assurances as its counsel may reasonably require.

          (h)    Resignations.    Upon the election of three qualified nominees of JWT to be directors of WSD and their acceptance of the legal duties and obligations related thereto, all officers and predecessor directors of WSD shall have submitted written resignations.

          (i)    Tax Returns.    Prior to the Closing, WSD and WSD Acquisition shall have delivered to JWT copies of all federal, state and local tax returns filed since January 1, 1999.

          (j)    Opinion of Counsel.    At the Closing, WSD and WSD Acquisition shall deliver to JWT a legal opinion of Carmine J. Bua, Esq., counsel to WSD and WSD Acquisition, acceptable to counsel for JWT in substantially in the form attached hereto as Exhibit A.

          (k)    No Liabilities.    At closing, WSD and WSD Acquisition shall have no liabilities or obligations, either accrued, absolute, contingent or otherwise. At the Closing, WSD shall provide to JWT, in form acceptable to Paritz & Company, P.A., certified public accountants to JWT, a "cold comfort" letter from Michael L. Stuck, certified public accountant. For purposes of this Agreement, the terms "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, indemnity, claim, loss, damage, deficiency, cost, expense, or obligation, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured or a reserve for any of the foregoing.

        Section 6.2    Conditions Precedent to the Obligations of W SD and WSD Acquisition.    All obligations of WSD and WSD Acquisition under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          (a)    Representations and Warranties True as of the Closing Date.    The representations and warranties of JWT contained in this Agreement or in any list, certificate or document delivered by JWT to WSD and WSD Acquisition pursuant to the provisions of this Agreement shall be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

          (b)    Compliance with this Agreement.    JWT shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing, including, but no limited to the following:

            (1)  JWT shall have authorized and effected each of the actions which JWT is required to take pursuant to the provisions of Section 1.1(c) of this Agreement.

            (2)  JWT shall have acquired the approval of the majority of its shareholders to change the name of JWT to (new name to come).

          (c)    No Threatened or Pending Litigation.    On the Closing Date, no suit, action or other proceeding, or injunction of final judgment relating thereto, shall be threatened or be pending against JWT before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

          (d)    Material Adverse Changes.    There shall have been no material adverse changes in the business, operations, assets or properties of JWT.

          (e)    Approval of Counsel: Corporate Matters.    All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement and all other related legal matters shall have been approved on the Closing Date by counsel for WSD and WSD Acquisition in the exercise of reasonable judgment.

          (f)    Certificates.    JWT shall have delivered to WSD such other documents, instruments, certifications and further assurances as its counsel may reasonably require.

          (g)    Opinion of Counsel.    At the Closing, JWT shall deliver to WSD a legal opinion of Scheichet & Davis, P.C., counsel to JWT, acceptable to counsel for WSD in substantially in the form attached hereto as Exhibit B.

ARTICLE VII

FURTHER ASSURANCES
AND CONDITIONS SUBSEQUENT

        Section 7.1    Acts to be Performed by JWT.    Following the Closing Date JWT shall:

          (a)  take all actions necessary to qualify to transact business in all other jurisdictions in which the nature of business conducted by WSD and WSD Acquisition or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to so qualify would not have a material adverse effect;

          (b)  make the appropriate filings with the State of Nevada, and with the SEC in compliance with the requirements of the 1934 Act, including but not limited to the filing and distribution of an information complying with Rule 15(c)2-11, to effectuate each of the actions required by this Agreement; and

          (c)  apply to the NASDAQ/OTC Bulletin Board to trade the shares of WSD under the name of Janel World Transport, Ltd. with an appropriate NASDAQ symbol, the first choice of which is JWTC.

        Section 7.2    Further Assurances.    After the Closing Date, WSD and WSD Acquisition and JWT agree to execute, acknowledge and deliver instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the other may reasonably require in order to perfect the Merger Transaction contemplated hereby. In addition, each of the parties will cooperate by executing and delivering to the other such additional instruments and documents and take such other actions as may be reasonably requested from time to time by any other party necessary to carry out, evidence and confirm the intended purposes of this Agreement.

ARTICLE VIII

MISCELLANEOUS

        Section 8.1    Termination.

          (a)  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice at any time before the Closing Date only as follows:

            (i)    by mutual consent of WSD and WSD Acquisition and JWT;

            (ii)  by JWT at any time if the representations and wan-antics of WSD and WSD Acquisition prove to be materially incorrect when made or at any time prior to the Closing;

            (iii)  by WSD and WSD Acquisition if the representations and warranties of JWT are found to have been materially incorrect when made or at any time prior to the Closing; or

            (iv)  by either WSD and WSD Acquisition or JWT if the transactions contemplated by this Agreement do not close on or before August 31, 2002 unless extended in writing by mutual agreement of the parties.

          (b)  In the event of the termination and abandonment of this Agreement, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders.

        Section 8.2    Brokers' and Finder's Fees.    Each party represents and warrants to the other that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person.

        Section 8.3    Income, Sales. Transfer and Documentary Taxes; etc.    JWT shall pay all federal, state and local income taxes, if any, due as a result of the Merger Transaction.

        Section 8.4    Expenses.    Each party shall pay its own expenses incidental to the preparation of this Agreement and the consummation of the Merger Transaction and other transactions contemplated by this Agreement.

        Section 8.5    Contents of Amendment; Parties in Interest; etc.    This Agreement, including the annexed Disclosure Document, sets forth the entire understanding of the parties with respect to the transactions contemplated by this Agreement—It shall not be amended or modified except by written instrument duly executed by WSD, WSD Acquisition and JWT. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

        Section 8.6    Assignment and Binding Effect.    This Agreement may not be assigned prior to the Closing by either party without the prior written consent of the other.

        Section 8.7    Waiver.    Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

        Section 8.8    Notices.    Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by air courier, delivery charges prepaid, or by registered or certified mail, postage prepaid, or by facsimile transmission, confirmation received, as follows:

If to WSD and WSD Acquisition, to:

Stephen J. Nemergut, President	With a required copy to:
Wine Systems Design, Inc.	Carmine J. Bua, Esq.
15 School Lane	3838 Camino Del Rio N.—Suite 333
East Greenwich, RI 02818	San Diego, CA 92108-1789
Fax No. (copy to come)	Fax No. (619) 280-8001
and
If to JWT, to:
James Jannello, Executive Vice President Janel World Transport, Ltd. c/o Janel Group, 150-14 134th Avenue Jamaica, NY 11434 Fax No. (718) 527-1869/68	With a required copy to: William J. Davis, Esq. Scheichet & Davis, P.C. 800 Third Avenue—29th Floor New York, NY 10022 Fax No. (212) 371-7634

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date so delivered, telephoned or mailed.

        Section 8.9    Governing Law.    This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York.

        Section 8.10    No Benefit to Others.    The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto.

        Section 8.11    Section Headings.    All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.12    Schedules and Exhibits.    All Exhibits referred to herein arc intended to be and hereby are specifically made a part of this Agreement.

        Section 8.13    Severability.    Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or un enforceability without invalidating or rendering unenforceable the remaining provisions.

        Section 8.14    Multiple Counterparts.    This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

WINE SYSTEMS DESIGN, INC.	ATTEST:
Stephen J. Nemergut, President	Stephen J. Nemergut, Secretary
WSD ACQUISITION, INC.	ATTEST:
Stephen J. Nemergut, President	Stephen J. Nemergut, Secretary
JANEL WORLD TRANSPORT, LTD.	ATTEST:
/s/ JAMES N. JANNELLO James N. Jannello, Executive Vice-President	/s/ RUTH WERRA Ruth Werra, Secretary

QuickLinks

EXHIBIT NO. 1
Agreement and Plan of Merger by and among Wine Systems Design, Inc., WSD Acquisition, Inc. and Janel World Transport, Ltd.
AGREEMENT AND PLAN OF MERGER
ARTICLE 1 MERGER TRANSACTION
ARTICLE II REPRESENTATIONS AND WARRANTIES OF WSD AND WSD ACQUISITION
ARTICLE III REPRESENTATIONS AND WARRANTIES OF JWT
ARTICLE IV SURVIVAL OF REPRESENTATIONS AND WARRANTIES
ARTICLE V AGREEMENTS PENDING CLOSING
ARTICLE VI CONDITIONS PRECEDENT TO THE CLOSING AND ADDITIONAL COVENANTS OF WSD AND WSD ACQUISITION
ARTICLE VII FURTHER ASSURANCES AND CONDITIONS SUBSEQUENT
ARTICLE VIII MISCELLANEOUS